Ex 10.13
620 Memorial Drive ● Cambridge, MA 02139

February 13, 2023    Personal and Confidential

Jonathan Zung
2900 Spaldwick Ct
Raleigh, NC 27613

Separation Agreement and Voluntary Release

Dear Jonathan:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation of employment from Evelo Biosciences, Inc. (“Evelo” or the “Company”, as defined below).1 The Transition Pay and Benefits and Separation Pay and Benefits described below are both contingent on (i) you signing and not rescinding this Agreement and the Affirmation of Agreement (as set forth in Attachment A) and (ii) your agreement to and full compliance with the provisions of this Agreement, as set forth below. This Agreement shall be effective on the eighth (8th) day following the date you sign it (the “Effective Date”). You will have twenty-one (21) days, until March 6, 2023, to consider whether to sign this Agreement and to return it to the Company. Regardless of whether you sign and return this Agreement, (i) you will receive your final pay and any accrued, unused vacation on or about the Separation Date (as defined below), (ii) the medical, dental and vision benefits in which you are currently enrolled will terminate as of the last day of the calendar month in which the Separation Date occurs, and (iii) you will be required to provide the Company with all contact information and communications with any vendors or other business partners of the Company with whom you have had communicated using your personal cell phone or other personal account(s).

1.    Transition Role. Effective February 13, 2023 (the “Transition Start Date”) and continuing until March 3, 2023 (unless terminated earlier due to your breach of the obligations and covenants set forth in this Agreement), you will be in a Transition Role (such period of time herein referenced as the “Transitional Employment Period”). The final date of employment shall be deemed the “Separation Date.” Regardless of whether you sign this Agreement, your existing health benefits will continue to the end of the month when your final date of employment occurs and, provided you timely complete the required election forms (which will be provided to you separately), you are eligible to continue receiving group health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date. You acknowledge that from and after the Separation Date, you shall not have any authority to and shall not represent yourself as an employee or agent of Evelo.
During the Transitional Employment Period you will act in a positive and constructive manner, perform any assigned tasks and otherwise assist Evelo in the transition of work in connection with any of the duties you have performed at the Company, or otherwise perform any specific project(s) assigned to you by the Company. Your employment status during the Transitional Employment Period will continue to be at will.
1 Except for the obligations set forth in Sections 1 and 2, which shall be solely the obligations of Evelo Biosciences, Inc., wherever the term Evelo is otherwise used in this Agreement (including, without limitation, Section 7), it shall be deemed to include Evelo Bioscience, Inc., and any and all of the divisions, affiliates, parents, subsidiaries, investors, and any other entities corporately related to Evelo Biosciences, Inc., and each of their respective partners, officers, directors, employees, agents, representatives, attorneys, successors, predecessors and assigns.

During the Transitional Employment Period, you shall receive the following Transition Pay and Benefits: (i) continuation of your base bi-weekly salary, subject to all ordinary payroll taxes and withholdings, in accordance with Evelo’s payroll policies and procedures; (ii) continuation of your participation in Evelo’s employee benefits programs and employee insurance benefits programs, but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s).

You specifically acknowledge that the offer of continuation of your employment during the Transitional Employment Period is being provided in consideration of your covenants set forth herein, including the release of claims set forth in Section 7 of this Agreement. In the event that your employment terminates prior the Separation Date because of any breach by you of the obligations and covenants set forth in this Agreement, then you shall only receive the Transition Pay and Benefits through the final date of your employment with the Company.

2.    Separation Pay and Benefits. If you sign and do not revoke this Agreement, execute the Affirmation of Agreement attached hereto as Attachment A, remain employed through the Evelo designated Separation Date, and comply with this Agreement (and with the agreement(s) referenced in Section 5(a) below), pursuant to the Evelo Biosciences, Inc. Executive Severance Plan (the “Severance Plan”) Evelo will provide you with the following severance benefits (hereinafter referred to as the “Separation Pay and Benefits”):
(a)    Separation Pay in the form of salary continuation for 9 months (the “Separation Pay Period”), such amount equal to the gross amount of $323,999.91, subject to regular tax withholdings (the “Separation Pay”). The Separation Pay will be paid in substantially equal installments on the Company’s regular payroll schedule, beginning no later than the first payroll period following the Separation Date and continuing over the duration of the Separation Pay Period; and

(b)    If you timely elect COBRA benefits for those medical and/or dental insurance benefits in which you were enrolled as of the Separation Date, then during the Separation Pay Period and through the last day of the month that you are eligible to receive Separation Pay the Company will pay the same proportion of the monthly cost of such premiums as it paid in connection with your enrollment in such benefits as an employee as of the Separation Date (the employer portion); except that the Company will have no obligation to pay such cost for any month in which you are eligible for such benefits through new employment or through another plan in which you may enroll, and you agree that you will promptly inform the Company should you obtain such new employment or become enrolled in such plan. You hereby authorize the Company to deduct the employee portion of the monthly premium from the Separation Pay provided for above. Further, the Company shall be required to make the payments described in this subsection (b) only to the extent that you continue to be enrolled in the same insurance benefits that you were enrolled in as of the Separation Date and only to the extent such insurance is provided to persons employed by the Company. You have the right to continue your medical and dental insurance coverage after the Separation Pay Period, or immediately on termination of your employment if you do not accept this Agreement, in each case at your own expense and subject to the requirements of COBRA. For the avoidance of doubt, this subsidy does not apply to vision benefits in which you may be enrolled; any COBRA continuation for such benefits shall be at your own expense following the Termination Date.

3.    Equity. You will be entitled to exercise only those stock options that have been granted and are vested as of the Separation Date under the Evelo 2018 Incentive Plan or any other similar incentive or equity plan (hereinafter “the Plan”). You acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other equity under the Plan, or to vest in any other equity plans (of whatever name or kind, including, without limitation, any stock option plan) that you participated in or were eligible to participate in during your employment with the Company.
4.    Acknowledgments. You acknowledge and agree that the Transition Pay and Benefits provided for herein are not otherwise due or owing to you under any employment agreement (oral or written) or any Company policy or practice. You further acknowledge that the Separation Pay and Benefits being offered to you are consistent with Evelo Biosciences, Inc. Executive Severance Plan (the “Severance Plan”), and that your signing this Agreement is a condition for receipt of such Separation Pay and Benefits under the Severance Plan. You further acknowledge that except for (i) any unpaid regular wages (including accrued and unused PTO) earned through the Separation Date, which shall be paid on or about the Separation Date, (ii) unreimbursed and documented expenses, (iii) any vested monies due to you pursuant to the Evelo 401(k) plan, and (iv) amounts that may become due to you under this Agreement, you have been paid and provided all wages, vacation pay, holiday pay, bonuses, stock options, restricted stock, or any other form of equity, business expenses, and any other form of compensation or benefit, and that you are not and will not in the future be owed or due any such compensation or benefit from the Company arising out of your employment with or separation of employment from the Company.

    5.    Return of Property, Confidentiality, Non-Disparagement. You expressly acknowledge and agree to the following:
(a)    You will abide by any and all obligations set forth in the document entitled Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement previously signed by you (attached hereto as Attachment B, the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and that you otherwise will keep all confidential information and trade secrets of the Company confidential, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. Consistent with federal law, the Company hereby notifies you of the following provisions of the Defend Trade Secrets Act of 2016: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(b)    Without limiting the foregoing obligations, as of the Separation Date you shall have returned to the Company all Company documents (and any copies) and property (including company-provided laptop computer and all electronically stored information) regardless of where such documents, information or property is maintained. You acknowledge and agree that you shall not maintain any copies or duplicates of such documents or information, and that you shall not damage, destroy, or otherwise make unusable any documents and property to be returned, except as explicitly instructed in writing by an authorized representative of the Company. You further acknowledge that if you were to use or disclose any of the information reflected in such items, that this would cause immediate, substantial and irreparable harm to the Company. You also acknowledge that the Separation Pay and Benefits are being offered based in part on your representation in this paragraph, and that if the Company determines that you have damaged, destroyed, or otherwise made unusable any Company documents or property before returning them to the Company, such action by you will be deemed a material breach of this Agreement and will entitle the Company to the remedies specified in Section 9 below, including terminating the Separation Pay and Benefits and seeking to recover any amounts already paid under this Agreement, and such remedy shall be in addition to and not in lieu of any equitable remedy that would otherwise be available to the Company.

(c)    All information relating in any way to the negotiation and terms of this Agreement (except for your obligations under Section 5(a) above), including the amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed by you to any person or entity other than to (i) an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations, or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law, and you represent that you have maintained such confidentiality through the date you sign this Agreement. Nothing in this Agreement shall limit the rights of any government agency or any party’s right of access to, participation in or cooperation with any government agency or its actions.

(d)    You will not make any statements, written or oral (including, without limitation, through any social media platform), that are professionally or personally disparaging about or adverse to the business interests of the Company, or which could reasonably be expected to harm the reputation of the Company, including, but not limited to, any statements that disparage any product, service, financial condition, capability, employees, officers, directors, owners, investors, or any other aspect of the business of the Company, or which interfere with existing or prospective contracts or employment relationships with current and prospective clients, customers, business partners, contractors or employees of the Company.

(e)    The Transition Pay and Benefits and the Separation Pay and Benefits are being offered based on your representations that you have not engaged in any fraudulent or unlawful conduct, and that you have fully disclosed to the Company all material information relating to your job duties for the Company.

6.    Cooperation. You agree that during and after the Transitional Employment Period you will make yourself available to the Company (including its attorneys), upon reasonable notice, either by telephone or, if the Company believes necessary, in person, to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others at Evelo and ensuring that all documentation is recorded fully and completely. You further agree that during and after the Transitional Employment Period you will cooperate fully with Evelo in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Evelo, including any claim or action against its directors, officers and employees.  Your cooperation in connection with such claims or actions shall include, your being available, within reason given the constraints of future employment or job search activities, to meet with Evelo to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting Evelo. You further agree that should an individual representing a party adverse to the business or legal interests of Evelo (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform Evelo’s Senior Corporate Counsel & Corporate Secretary of that fact by emailing Dominic Capasso at dcapasso@evelobio.com.  Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth in Section 5(d) above.

7.    Release of Claims. You hereby acknowledge and agree that by signing this Agreement, allowing it to become effective, and accepting the Separation Pay and Benefits provided for in this Agreement, you (on behalf of yourself and your representatives, agents, estate, heirs, attorneys, insurers, servants, spouse, executors, administrators, successors and assigns, and any other person, entity, and (to the extent allowed by law) government agency acting on your behalf) are waiving and releasing your right to assert any Claim (as defined below) against Evelo (as defined in Footnote 1) arising from acts or omissions that occurred on or before the later of the Separation Date or the Effective Date, and you represent that you have not asserted or filed any such legal claim. You acknowledge and agree that your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality, including but not limited to the United States, the State of North Carolina, the Commonwealth of Massachusetts, and/or any other state or locality where you worked for the Company (collectively and individually referred to as “Law”).

Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from:

(a)     Claims under any Law concerning discrimination, harassment, retaliation or other fair employment practices, including but not limited to the North Carolina Equal Employment Practices Act (N.C. Gen. Stat. § 143-422.1 et seq.), the North Carolina Persons with Disabilities Protection Act (N.C. Gen. Stat. § 168A-1 et seq.), the North Carolina Retaliatory Employment Discrimination Act (N.C. Gen. Stat. § 95-240 et seq.), the Massachusetts Anti-Discrimination Law (M.G.L. c. 151B), the Massachusetts Sexual Harassment Law (M.G.L. c. 214, § 1C), the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H, 11I), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), the Massachusetts Equal Rights Act (M.G.L. c. 93, §§ 102, 103), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., each as they may have been amended through the later of the Separation Date or the Effective Date.

(b)     Claims under any Law relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Emergency Family and Medical

Leave Expansion Act (Pub. L. No. 116-127, § 3101, 134 Stat. 178, 189); the Emergency Paid Sick Leave Act (Pub. L. No. 116-127, § 5101, 134 Stat. 178, 195), the Employee Retirement Income Security Act (ERISA), the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), the Worker Adjustment and Retraining Notification (WARN) Act 29 U.S.C. §2101, et seq., the National Labor Relations Act (NLRA) (29 U.S.C §§151 et seq.), the American Rescue Plan Act of 2021, the North Carolina Wage and Hour Act (N.C. Gen. Stat. § 95.25.1 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§  148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), the Massachusetts Paid Family Medical Leave Act (M.G.L. c. 175M et seq.), each as they may have been amended through the later of the Separation Date or the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.

(c)     Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, implied contract, ownership of inventions or any other intellectual property, misrepresentation (intentional or negligent), fraud, defamation (libel or slander), promissory estoppel, quantum meruit, or any other Claim sounding in tort.

(d)    Claims arising under the Company’s policies or benefit plans.

(e)     Claims arising under any other Law or constitution.

Notwithstanding the foregoing, this Section shall not release Evelo from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Transition Pay and Benefits and the Separation Pay and Benefits provided for in this Agreement. Further, this Section shall not waive or release your rights or claims (i) to vested benefits under ERISA or COBRA, (ii) arising under the Evelo Executive Severance Plan, the Evelo 2018 Incentive Plan or any other similar incentive or equity plan, (iii) for workers compensation or unemployment benefits; and (iv) any other claims that cannot herein be released as a matter of law.

8.    OWBPA/Important Information about Your Release of Claims. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 7 is intended to release any Claim you may have against the Company alleging discrimination on the basis of age, including without limitation Claims arising out of the decision to terminate your employment, including but not limited to Claims under the ADEA, OWBPA and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 7 does not cover rights or Claims under the ADEA that may arise after the date you sign this Agreement.

It is Evelo’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement and you are being given the opportunity to do so. Consistent with the provisions of OWBPA, you have twenty-one (21) days from the date you receive this Agreement (until March 6, 2023, hereinafter the “Review Period”) to consider and accept the provisions of this Agreement by signing below and returning it to the Company to the attention of Marella Thorell, Chief Financial Officer, Evelo Biosciences, Inc., 620 Memorial Drive, Cambridge, MA 02139, and mthorell@evelobio.com. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Ms. Thorell. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Ms. Thorell at the above-referenced address.

Also, consistent with the provisions of state and federal discrimination laws (the “Discrimination Laws”), nothing in the general waiver and release set forth in Section 7 above shall be deemed to prohibit you from challenging the validity of this release under the Discrimination Laws or from filing a charge or complaint of employment discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or such state agency. However, the release in Section 7 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of work-related discrimination. Further, nothing in this Agreement shall be deemed to limit Evelo’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or Evelo’s right to seek restitution of the Separation Pay and Benefits provided to you under this Agreement, or other legal remedies to the extent permitted by law, in the event that you successfully challenge the validity of the release and prevail in any claim under the Discrimination Laws.

    9.    Consequences of Breach. In addition to any other remedies set forth in this Agreement, a breach by you of any of your obligations set forth in this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Evelo, shall entitle Evelo to cease any further payment of the Separation Pay and Benefits, and to recover any Separation Pay and Benefits already provided to you. Regardless of any such breach, your release set forth in Section 7 above shall remain in full force and effect.
10.    Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Successors and Assigns. The Company and you agree to the following;
    (a)     Except as otherwise expressly provided in this Agreement (including the agreement referenced in Section 5(a)), this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and Evelo concerning your employment with and separation of employment from the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.
    (b)    This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles, except that the agreement referenced in Section 5(a) shall be governed and construed as explicitly specified therein. Both parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.
    (c)     Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full. This Agreement shall inure to the benefit of the Company and any of its successors and assigns.

    It is Evelo’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you acknowledge that you have been advised and given an opportunity to consult with legal counsel. By executing this Agreement, you are also acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, (b) your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and (c) neither the Company nor its agents or representatives have made any representations to you inconsistent with the provisions of this Agreement.
    If you agree to the terms of this Agreement, please sign and return the enclosed copy of this Agreement to Marella Thorell, Chief Financial Officer, Evelo Biosciences, Inc., 620 Memorial Drive, Cambridge, MA 02139 or by email at mthorell@evelobio.com by no later than March 6, 2023.

Very truly yours,

Evelo Biosciences, Inc.                    Accepted and Agreed To:

By: /s/ Dominic Capasso /s/ Jonathan Zung
___________________________     ___________________________
Dominic Capasso,                    Jonathan Zung
Senior Corporate Counsel &
Corporate Secretary

Dated:    February 13, 2023                Dated: February 28, 2023

ATTACHMENT A – AFFIRMATION OF AGREEMENT

I hereby reaffirm in its entirety the provisions of the Separation Agreement and Voluntary Release with Evelo Biosciences, Inc. dated February 10, 2023 signed by me including, without limitation, the Release of Claims contained in Section 7 of the Separation Agreement and Voluntary Release.

/s/ Jonathan Zung
___________________________
Jonathan Zung

Dated: _Feb 28, 2023_________

Note: This Affirmation must be signed on or after the Separation Date

ATTACHMENT B
Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (attached)